Exhibit 10.7
SIXTH AMENDMENT TO LEASE AGREEMENT

This Sixth Amendment to Lease Agreement (this “Amendment”) is by and between ARTIS HRA Inverness Point, LP, a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”), and is dated as of
December 4, 2020 (the “Effective Date ”).

Recitals

A.MG-Point, LLC, a Colorado limited liability company, predecessor-in-interest to Landlord, and Tenant are the parties to that certain Lease Agreement dated as of January 11, 2013, as amended by that certain First Amendment to Lease dated as of June 27, 2013, as further amended by that certain Second Amendment to Lease dated as of June 23, 2014, as further amended by that certain Third Amendment to Lease Agreement dated as of January 22, 2020, as further amended by that certain Fourth Amendment to Lease Agreement dated as of April 20, 2020, and as further amended by that certain Fifth Amendment to Lease Agreement (the “Fifth Amendment”) dated as of July 27, 2020 (collectively, the “Original Lease ,” as amended hereby the “Lease ”).

B.Pursuant to the Lease, Tenant currently leases from Landlord the space known as Suite 425, containing approximately 21,517 rentable square feet of space, in the building commonly known as “The Point at Inverness,” located at 8310 South Valley Highway, Englewood, CO 80112 (that space, as more particularly defined in the Lease, the “Current Premises”). Effective as of February 1, 2021 (the “Extension Commencement Date ”), Tenant will lease the approximately 16,714 rentable square feet of space as provided in the Fifth Amendment (the “Fifth Amendment New Premises”).

C.Landlord and Tenant wish to amend the Lease to expand the size of the Premises to be leased effective as of the Extension Commencement Date, to modify certain provisions regarding the Surrender Premises, to grant a license to Tenant to occupy the Subject Space (as defined below), and to provide for certain related matters as set forth in this Amendment.

Agreement

Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are incorporated herein as though fully set forth herein. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease. As used in this Amendment, the following terms have the meanings given below:

(a)“Expansion Area” means the approximately 505 rentable square feet as shown on Exhibit A and labeled thereon as “505 SF Expansion Area.”

(b)“New Premises” means the approximately 17,219 rentable square feet located in Suite 425 of the Building, as depicted on Exhibit A, being the Fifth Amendment New Premises plus the Expansion Area.

(c)“Subject Space ” means the approximately 1,800 rentable square feet of space that is part of the Surrender Premises (as defined in the Fifth Amendment), as depicted on Exhibit B.

2.New Premises.

(a)New Premises. As of the Extension Commencement Date, the Premises (as defined in the Original Lease) shall relocate to the New Premises, as defined in this Amendment. From and after the Extension Commencement Date, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to refer to the New Premises only. Starting on the Extension Commencement Date, Tenant’s Base Rent shall be as set forth in Section 3, below, and Tenant’s Pro Rata Share of Operating Expenses shall be 9.05% (being 17,219 rentable square feet of the New Premises divided by 190,334 rentable square feet of the Building). Landlord represents and warrants to Tenant, and Tenant agrees, that the rentable square footage of the Building and the rentable square footage of the New Premises are measured in accordance with the Building Owners and Managers Association International Method of Measurement – ANSI/BOMA Z65.1 [2010].

(b)Surrender Premises. For purposes of the Surrender Premises Giveback Date Deadline (as defined in the Fifth Amendment), the Surrender Premises (as defined in the Fifth Amendment) shall exclude the Subject Space, such that, from and after the Surrender Premises Giveback Date (as defined in the Fifth Amendment), Tenant shall surrender all of its right, title and interest in and to the Surrender Premises less and excepting the Subject Space (the Surrender Premises less the Subject Space being herein referred to as the “Modified Surrender Premises”). Tenant shall continue to pay all Base Rent and Tenant’s Pro Rata Share of Operating Expenses as they become due and payable under the Original Lease applicable to the Surrender Premises (which, for clarification purposes, shall include the Subject Space) up until 11:59 p.m. MST on the Surrender Premises Effective Date (as defined in the Fifth Amendment).

As of 11:59 p.m. MST on the Surrender Premises Effective Date and provided that Tenant delivers exclusive possession of the Modified Surrender Premises to Landlord in the condition required under the Lease, the surrender of the Modified Surrender Premises shall be deemed effective and the monetary obligations with respect to the Surrender Premises shall be prorated, billed, and payable in the manner provided in the Original Lease, in the same manner as would apply if the Term of the Lease expired on the Surrender Premises Effective Date with respect to the Surrender Premises only, unless expressly provided to the contrary in this Amendment, and

Tenant shall be released from all of its covenants, duties, debts or obligations whatsoever with respect to the Modified Surrender Premises from and after the Surrender Premises Effective Date, except for those matters specifically provided for in this Amendment and/or which pursuant to the Lease expressly survive its expiration or sooner termination. From and after the Surrender Premises Giveback Date, the Modified Surrender Premises shall cease to be a part of the Lease and Tenant shall have no right to possession or use of the Modified Surrender Premises or any options or other rights with respect to the Modified Surrender Premises without written consent from Landlord. If Tenant delivers exclusive possession of the Modified Surrender Premises to Landlord in the condition required under the Lease prior to the Surrender Premises Giveback Date Deadline, Tenant agrees that there will be no retroactive adjustment under the Lease of any sums due hereunder prior to the Surrender Premises Giveback Date.

(c)Subject Space. Commencing on the Extension Commencement Date, Landlord grants to Tenant a temporary license to use and occupy the Subject Space, in accordance with the terms and conditions as set forth in the Lease, except as expressly modified to the contrary by this Amendment (the “License ”). The License shall terminate and expire (the “License Expiration Date ”) on May 31, 2021. In the event that Tenant fails to timely vacate and deliver exclusive possession of the Subject Space, in the condition required pursuant to the Lease, to Landlord following the License Expiration Date, then Tenant shall be deemed to be holding over with respect to the Subject Space without the consent of Landlord and shall be liable to Landlord for rent at the holdover rate provided in the Lease and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering the Subject Space by the License Expiration Date, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Subject Space and any attorneys’ fees related thereto, and any consequential damages. Commencing on the Extension Commencement Date and continuing in advance of the first day of the month thereafter through the License Expiration Date, Tenant shall pay to Landlord the sum of $4,984.50 (being based on an annual gross rate of $33.23 per rentable square foot). Tenant accepts the Subject Space in its “as is, where is” condition; provided, however, that Landlord shall be allowed to install demising wall labeled “Wall 2” on Exhibit B on or after the Surrender Premises Giveback Date Deadline, at Landlord’s cost and expense. Landlord shall install “Wall 2” prior to Landlord commencing any construction work within the Modified Surrender Premises. Landlord shall install the demising wall labeled “Wall 1” on Exhibit B on or after the License Expiration Date, at Landlord’s cost and expense. Landlord shall perform the construction of the demising walls in a manner so as to minimize interference with Tenant’s construction work and business operations in the New Premises.

Notwithstanding any provision of this Amendment or the Original Lease to the contrary, neither this Amendment nor the acceptance by Landlord of the Subject Space shall in any way
(a) be deemed to excuse or release Tenant from any obligation or liability with respect to the Subject Space (including, without limitation, any obligation or liability under the Original Lease to indemnify, defend, and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Original Lease) which obligation or liability (i) first arises or relates to a date on or prior to the date on which Tenant delivers possession of the Subject Space to Landlord in the condition required herein, or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to the date Tenant surrenders exclusive possession of the Subject Space to Landlord; or (b) affect any obligation under the Original Lease which, by its terms, is to survive the expiration or sooner termination of the Lease.
3.Base Rent. Effective beginning on the Extension Commencement Date, the following schedule of Base Rent replaces the schedule provided in Section 1.4 of the Original Lease (including any amendments thereto, including, without limitation in the Fifth Amendment):

Period	Annual Base Rent Rate (per rsf)	Monthly Installment of Base Rent
02/01/2021 – 01/31/2022	$20.00	$28,698.33
02/01/2022 – 01/31/2023	$20.50	$29,415.79
02/01/2023 – 01/31/2024	$21.00	$30,133.25
02/01/2024 – 01/31/2025	$21.50	$30,850.71
02/01/2025 – 01/31/2026	$22.00	$31,568.17
02/01/2026 – 01/31/2027	$22.50	$32,285.63
02/01/2027 – 01/31/2028	$23.00	$33,003.08
02/01/2028 – 01/31/2029	$23.50	$33,720.54
02/01/2029 – 01/31/2030	$24.00	$34,438.00
02/01/2030 – 01/31/2031	$24.50	$35,155.46

4.Operating Expenses. Beginning on the Extension Commencement Date, Tenant shall be responsible for its Pro Rata Share of Operating Expenses for the New Premises, which shall be 9.05%.
5.Expansion Area Demising Wall. Tenant shall be responsible for installing, at Tenant’s sole cost and expense (subject to inclusion as part of costs for purposes of the Improvements Allowance, if requested by Tenant in accordance with the Fifth Amendment), the demising wall between the Expansion Area and the remainder of the fourth floor of the Building, as identified on Exhibit A, prior to the Extension Commencement Date. Such construction shall be done through Tenant’s contractors and in accordance with the general terms and conditions related to construction of Tenant alterations and/or improvements as provided in the Lease. Tenant shall cause the outward-facing portion of the new wall (i.e., the wall on the exterior of the New Premises) to be finished with drywall that is taped and mudded.

6.Brokers. Tenant and Landlord each represents and warrants that it did not deal with any broker or finder in connection with this Amendment other than Aaron Wright of Cushman & Wakefield (“Tenant’s Broker”). Landlord and Tenant acknowledge and agree that there is no commission due to Tenant’s Broker as a result of this Amendment. Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Tenant or its agents or representatives, including Tenant’s Broker. The parties’ liability under this Section 6 shall survive any expiration or termination of the Lease.

7.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Lease.

8.Estoppel. Tenant hereby acknowledges and confirms that, as of the date hereof and to Tenant’s knowledge, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

9.Interpretation. As used in this Amendment, the word “including” is not exclusive and means “including, without limitation” unless used with specific terms of exclusion. The word “party” means one of Landlord or Tenant, and “parties” means both, unless the context specifically indicates that reference to a third party is intended. References to sections or exhibits mean the sections of this Amendment and exhibits attached to this Amendment, unless the reference specifies another document.
10.Miscellaneous. The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.

11.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 16, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section 11. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval.

[The remainder of this page is intentionally blank; signatures follow.]

Signed by the parties on the dates stated below:

Landlord:

ARTIS HRA Inverness Point, LP, a Delaware limited partnership

By: ARTIS HRA Inverness Point GP, LLC, a Delaware limited liability company, General Partner

By: /s/ Bruce Backstrom _______ Bruce Backstrom, Authorized Signatory

Date: December 4, 2020
Tenant: Redwood Trust, Inc., a Maryland corporation By: /s/ Andrew P. Stone _ Print Name: Andrew P. Stone Its: Executive Vice President and General Counsel Date: December 2, 2020